Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2009 (except as to the fourth and fifth paragraphs of Note 12, as to which the date is December 8, 2009), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-162771) and related Prospectus of TeleNav, Inc. for the registration of shares of its common stock.

     Ernst & Young LLP

San Francisco, California

The foregoing consent is in the form that will be signed upon the approval of the Company’s stockholders of the amendment and restatement of the Company’s certificate of incorporation, the Company’s merger with and into TNAV Holdings, Inc., and the one for 12 reverse stock split as described in Note 12 of the notes to the consolidated financial statements.

/s/ Ernst & Young LLP

San Francisco, California

December 8, 2009